                                                                 EXHIBIT (c)(15)



                                FOURTH AMENDMENT



                                       TO



                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                                 CONRAIL INC.,

                          A PENNSYLVANIA CORPORATION,



                            GREEN ACQUISITION CORP.,

                          A PENNSYLVANIA CORPORATION,


                                      AND


                                CSX CORPORATION,

                            A VIRGINIA CORPORATION,





                           DATED AS OF APRIL 8, 1997.

                 FOURTH AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of April 8, 1997 (this "Fourth Amendment"), by and among CONRAIL INC., a Pennsylvania corporation ("Green"), GREEN ACQUISITION CORP., a Pennsylvania corporation and a wholly owned subsidiary of White ("Tender Sub"), and CSX CORPORATION, a Virginia corporation ("White").


                                  WITNESSETH:

                 WHEREAS, Green, Tender Sub and White have entered into an Agreement and Plan of Merger, dated as of October 14, 1996 (the "October 14 Merger Agreement");

                 WHEREAS, Green, Tender Sub and White have entered into a First Amendment to the October 14 Merger Agreement, dated as of November 5, 1996 (the "First Amendment"), a Second Amendment to the October 14 Merger Agreement, dated as of December 18, 1996 (the "Second Amendment"), and a Third Amendment to the October 14 Merger Agreement, dated as of March 7, 1997 (the "Third Amendment"), pursuant to which White, Green and Tender Sub have made certain amendments to the October 14 Merger Agreement (the October 14 Merger Agreement, as amended by the First Amendment, the Second Amendment and the Third Amendment, the "Merger Agreement");

                 WHEREAS, White is entering into a letter agreement (the "NSC Agreement") with Norfolk Southern Corporation ("NSC") as contemplated by
Section 4.3 of the Merger Agreement, pursuant to which certain amendments will be made to the Amended Second Offer including the addition of NSC as a co-bidder (as so amended, the "White/NSC Offer");

                 WHEREAS, as contemplated by Section 4.3 of the Merger Agreement, Green, Tender Sub and White desire to make certain amendments to the Merger Agreement, as set forth herein;

                 WHEREAS, the Board of Directors of Green has approved, and deems it advisable and in the best interests of Green to enter into, this Fourth Amendment;

                 WHEREAS, the respective Boards of Directors of Tender Sub and White have approved, and deem it advisable and in the best interests of their respective shareholders to enter into, this Fourth Amendment;

                 WHEREAS, except as amended by this Fourth Amendment, the Merger Agreement shall remain in full force and effect; and

                 WHEREAS, capitalized terms used herein and not defined herein shall have the respective meanings given in the Merger Agreement;

                 NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Fourth Amendment, the parties, intending to be legally bound, agree as follows:


                                   ARTICLE I

                 SECTION 1.  The following is hereby added to the end of
Section 1.2 of the Merger Agreement:

                 (m) Green hereby approves of and consents to the White/NSC Offer and represents that its Board of Directors, at a meeting duly called and held, has by the vote of all directors present (i) determined that this Agreement, as amended by the Fourth Amendment, dated as of April 8, 1997, to this Agreement (the "Fourth Amendment"), and the transactions contemplated hereby (including the White/NSC Offer and the Merger), are in the best interests of Green, (ii) approved this Agreement, as amended by the Fourth Amendment, and the transactions contemplated hereby (including the White/NSC Offer and the Merger), such determination and approval constituting approval thereof by the Board of Directors for all purposes of the Pennsylvania Law, and (iii) resolved to recommend that the shareholders of Green accept the White/NSC Offer and tender their shares of Green Common Stock or Green ESOP Preferred Stock thereunder to Tender Sub and that all shareholders of Green approve and adopt this Agreement, as amended by the Fourth Amendment, and the transactions contemplated hereby; provided, however, that prior to the purchase by Tender Sub of shares of Green Common Stock and Green ESOP Preferred Stock pursuant to the White/NSC Offer, Green may modify, withdraw or change such recommendation, but only to the extent that Green complies with Section 4.2 hereof. Green hereby consents to the inclusion in amendments to the Amended Second Offer Documents of the recommendations of Green's Board of Directors described in this Section.

                 SECTION 2. Section 1.3 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                 SECTION 1.3. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "Pennsylvania Law"), Green Merger Corp., a wholly owned Pennsylvania subsidiary of Tender Sub ("Merger Sub"), shall be merged with and into Green at the Effective Time (the "Merger").
         Green shall be the surviving corporation (the "Surviving Corporation") of the Merger and shall succeed to and assume all rights and obligations of Merger Sub in accordance with the Pennsylvania Law.

         SECTION 3. Section 1.7(a) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                 (a) The articles of incorporation and by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and by-laws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, provided that the articles of incorporation of the Surviving Corporation shall provide that the Surviving Corporation shall be named "Conrail Inc."

         SECTION 4. Section 1.9 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                 SECTION 1.9. Voting Trust. The parties agree that, simultaneously with the purchase by White, Tender Sub or their affiliates of shares of Green Common Stock and Green ESOP Preferred Stock pursuant to the Amended Second Offer, the Green Stock Option Agreement or otherwise, such shares of Green Common Stock (including pursuant to the automatic conversion of Green ESOP Preferred Stock) shall be deposited in a voting trust (the "Voting Trust") in accordance with the terms and conditions of a voting trust agreement substantially in the form attached as Exhibit E hereto (the "Voting Trust Agreement"). Subject to applicable law and to the rules, regulations and practices of the Surface Transportation Board, the Voting Trust may be modified or amended, and other voting trusts may be employed with respect to Green Common Stock, at any time by White in its sole discretion (provided that the terms of the Voting Trust governing the voting of or transfer or disposition of Green Common Stock shall not be amended prior to the consummation of the Amended Second Offer without Green's consent and provided further that Green hereby consents to the adoption of a voting trust agreement substantially in the form attached to the Fourth Amendment hereto as Exhibit E-1, such voting trust agreement not to be effective prior to the consummation of the Amended Second Offer without Green's consent).

                 SECTION 5. Section 2.1(a) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                 (a) Each share of Common Stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of any person, become one duly authorized, validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                 SECTION 6. Sections 3.1(l) and (n)(A) of the Merger Agreement are hereby deleted and replaced in their entirety with the following:

                 (l) State Takeover Statutes. Other than with respect to Subchapter E (Control Transactions) of Chapter 25 of the Pennsylvania Law ("Subchapter E"), the Board of Directors of Green has taken all action necessary or advisable so as to render inoperative with respect to the transactions contemplated hereby (including the Offer, the Amended Second Offer, the White/NSC Offer, the Merger and the execution, delivery and performance of the transactions contemplated by the NSC Agreement) or by the Green Stock Option Agreement or the NSC Agreement all applicable state anti-takeover statutes.

                 (n) Green Rights Agreement and By-laws. (A) The Green Rights Agreement has been amended (collectively, the "Green Rights Plan Amendment") to (i) render the Green Rights Agreement inapplicable to the Offer, the Amended Second Offer, the White/NSC Offer, the Merger and the other transactions contemplated by this Agreement, the Green Stock Option Agreement and the NSC Agreement and (ii) ensure that (y) neither White nor any of its controlled subsidiaries nor NSC nor any of its controlled subsidiaries nor any other entity formed for the purpose of acquiring Green wholly owned by White and NSC is an Acquiring Person (as defined in the Green Rights Agreement) pursuant to the Green Rights Agreement and (z) a Shares Acquisition Date, Distribution Date or Trigger Event (in each case as defined in the Green Rights Agreement) does not occur by reason of the approval, execution or delivery of this Agreement, the Green Stock Option Agreement or the NSC Agreement, or the consummation of the Offer, the Amended Second

         Offer, the White/NSC Offer or the Merger or the consummation of the other transactions contemplated by this Agreement, the Green Stock Option Agreement or the NSC Agreement, and the Green Rights Agreement may not be further amended by Green without the prior consent of White in its sole discretion.

                 SECTION 7. The following is hereby added immediately prior to the end of Section 4.1(a)(i) of the Merger Agreement: "and provided further, however, that, notwithstanding the foregoing or anything to the contrary contained herein, following the date of the Third Amendment Green's Board of Directors shall not declare, and Green shall not pay, any dividend on Green's capital stock with a record date on or prior to May 30, 1997".

                 SECTION 8.  The following is hereby added to the end of
Section 5.1 of the Merger Agreement: "Green shall not take any action to change the date set for its 1997 Annual Meeting from December 19, 1997 without the prior consent of White in its sole discretion."

                 SECTION 9. Section 5.4 of the Merger Agreement is hereby amended to grant to NSC and any entity formed for the purpose of acquiring Green wholly owned by White and NSC the access and information granted thereunder to the same extent as White and its officers, employees and representatives, subject to each such person's agreement to be bound by the obligations provided therein and under the Confidentiality Agreement.

                 SECTION 10. Section 5.5(c) is hereby deleted and replaced in its entirety with the following:

                      (c) In connection with and without limiting the foregoing, Green shall (i) take all action necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes operative with respect to the Offer, the Merger, this Agreement, the Green Option Agreement, the NSC Agreement or any of the transactions contemplated by this Agreement, the NSC Agreement or the Green Option Agreement and (ii) if any state anti-takeover statute or similar statute or regulation is or becomes operative with respect to the Offer, the Merger, this Agreement, the Green Option Agreement, the NSC Agreement or any transaction contemplated by this Agreement, the NSC Agreement or the Green Option Agreement, take all action necessary to ensure that the Offer, the Amended Second Offer, the White/NSC Offer, the Merger and the other transactions contemplated by this Agreement, the NSC Agreement and the Green Option Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, the NSC Agreement and the Green Option Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement, the NSC Agreement and the Green Option Agreement.

                 SECTION 11. Section 5.14 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                 SECTION 5.14. Green Rights Agreement. The Board of Directors of Green shall take all further action (in addition to that referred to in Section 3.1(n)) reasonably requested in writing by White (including redeeming the Green Rights immediately prior to the Effective Time or amending the Green Rights Agreement) in order to render the Green Rights inapplicable to the Offer, the Amended Second Offer, the White/NSC Offer, the Merger and the other transactions contemplated by this Agreement, the Green Stock Option Agreement and the NSC Agreement. Except as provided above with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, the Green Stock Option Agreement and the NSC Agreement, the Board of Directors of Green shall not (a) amend the Green Rights Agreement or (b) take any action with respect to, or make any determination under, the Green Rights Agreement, including a redemption of the Green Rights or any action to facilitate a Takeover Proposal in respect of Green.

                 SECTION 12. The following is hereby added to Section 5.13 of the Merger Agreement following the word "proceeding": "(including to effect a dismissal with prejudice)".

                 SECTION 13. Notwithstanding anything to the contrary contained in this Fourth Amendment, nothing in the NSC Agreement, the Definitive Documentation (as defined in the NSC Agreement) or any other agreement, arrangement or understanding between White and NSC shall affect the rights and obligations of Green or White under the Merger Agreement, as amended by this Fourth Amendment (including Attachment A to the Green Disclosure Schedule dated as of March 7, 1997).

                 SECTION 14. The term "Merger Agreement" or "this Agreement" as used in the Merger Agreement shall be deemed to refer to the Merger Agreement as amended through and including the Fourth Amendment (provided that the terms "date hereof" or "date of this Agreement" as used in the Merger Agreement shall mean October 14, 1996); the terms "Offer" or "Amended Second Offer" as used in the Merger Agreement shall be deemed to include the White/NSC Offer;

and the term "transactions contemplated by this Agreement" or "transactions contemplated hereby", for purposes of Section 3.1(d) of the Merger Agreement, shall be deemed to include the transactions contemplated by the NSC Agreement (including the execution and delivery thereof) and, for all purposes under the Merger Agreement, shall be deemed to include any purchases of shares of Green Common Stock under this Agreement or the NSC Agreement by White or any of its controlled subsidiaries, NSC or any of its controlled subsidiaries or any other entity formed for the purpose of acquiring Green wholly owned by White and NSC pursuant to Subchapter E as a result of such transactions.


                                   ARTICLE II

                                    GENERAL

                 SECTION 1. Merger Agreement. Except as amended hereby, the provisions of the Merger Agreement shall remain in full force and effect.

                 SECTION 2. Counterparts. This Fourth Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                 SECTION 3. Entire Agreement; No Third-Party Beneficiaries. Other than the Merger Agreement (and subject to Section 8.6 thereof), this Fourth Amendment (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Fourth Amendment and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies other than upon NSC and any entity formed for the purpose of acquiring the Company wholly owned by CSX and NSC, in any case to the extent of Section 1.2(m), Section 3.1(l), Section 3.1(n)(A), the last sentence of Section 5.1,
Section 5.4, Section 5.5(c) and Section 5.14 of the Merger Agreement.

                 SECTION 4. GOVERNING LAW. THIS FOURTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF; PROVIDED, HOWEVER, THAT THE LAWS OF THE RESPECTIVE STATES OF INCORPORATION OF EACH OF THE PARTIES HERETO SHALL GOVERN THE RELATIVE RIGHTS, OBLIGATIONS, POWERS, DUTIES AND OTHER INTERNAL AFFAIRS OF SUCH PARTY AND ITS BOARD OF DIRECTORS.

                 SECTION 5. Assignment. Neither this Fourth Amendment nor any of the rights, interests or obligations under this Fourth Amendment shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Fourth Amendment will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                 SECTION 6. ENFORCEMENT. THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR AND THAT THE PARTIES WOULD NOT HAVE ANY ADEQUATE REMEDY AT LAW IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS FOURTH AMENDMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS FOURTH AMENDMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS FOURTH AMENDMENT IN ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK OR IN NEW YORK STATE COURT, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK OR ANY NEW YORK STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS FOURTH AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS FOURTH AMENDMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS FOURTH AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS FOURTH AMENDMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF NEW YORK OR A NEW YORK STATE COURT.

                 SECTION 7. Headings. The headings contained in this Fourth Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Fourth Amendment.

                 SECTION 8. Severability. If any term or other provision of this Fourth Amendment is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Fourth Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Fourth Amendment so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                 IN WITNESS WHEREOF, Conrail Inc., Green Acquisition Corp. and CSX Corporation have caused this Fourth Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                  CONRAIL INC.

                                  by


                                  ----------------------------
                                  Name:
                                  Title:


                                  GREEN ACQUISITION CORP.

                                  by


                                  ----------------------------
                                  Name:
                                  Title:


                                  CSX CORPORATION

                                  by


                                  ----------------------------
                                  Name:
                                  Title:

                                                                     Exhibit E-1


                  AMENDED AND RESTATED VOTING TRUST AGREEMENT

                 THIS AMENDED AND RESTATED VOTING TRUST AGREEMENT, dated as of April __, 1997, by and among CSX Corporation, a Virginia corporation ("Parent"), Norfolk Southern Corporation, a Virginia corporation ("NSC"), _______________ LLC, a limited liability company organized under the laws of
_______________ ("LLC"), and Green Acquisition Corp., a Pennsylvania corporation ("Acquiror"), and Deposit Guaranty National Bank, a national banking association (the "Trustee"),

                              W I T N E S S E T H:


                 WHEREAS, Parent, Acquiror and Conrail Inc., a Pennsylvania corporation (the "Company"), have entered into an Agreement and Plan of Merger, dated as of October 14, 1996 (as it has been and may be amended from time to time, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth therein), pursuant to which (i) Acquiror was to commence and did commence the Offer, the Second Offer and the White/NSC Offer (all as defined in the Merger Agreement) for shares of Common Stock of the Company (all such shares accepted for payment pursuant to the Tender Offer or otherwise received, acquired or purchased by or on behalf of Parent or Acquiror, including pursuant to the Option Agreement, the "Acquired Shares"), and (ii) a subsidiary of Acquiror will merge into the Company pursuant to the Merger.

                 WHEREAS, Parent, Acquiror and the Trustee have entered into a Voting Trust Agreement, dated as of October 15, 1996 (the "Original Voting Trust Agreement");

                 WHEREAS, Parent, Acquiror and the Company have entered into a First Amendment to the Merger Agreement dated November 5, 1996, a Second Amendment thereto dated December 18, 1996, a Third Amendment thereto dated March 7, 1997, and a Fourth Amendment thereto dated April, 1997;

                 WHEREAS, 17,775,125 shares of Common Stock of the Company, which were acquired pursuant to the Offer, are being held in the Original Voting Trust, and trust certificates with respect to such shares have been issued to Acquiror;

                 WHEREAS, as authorized by the Third Amendment and the Fourth Amendment to the Merger Agreement referred to above, Parent and Norfolk Southern Corporation have entered into a letter agreement dated as of April __, 1997 (together with any further agreements between CSX and NSC made pursuant to its terms, and as it or such other agreement may be amended from time to time, the "CSX/NS Agreement"), under which, among other things, NSC and Parent have jointly formed LLC, in which each will have an ownership interest and each will have equal voting rights, and under which each of them will make contributions to LLC, including the contribution of all of the stock of Acquiror by Parent to LLC;

                 WHEREAS, under the CSX/NS Agreement, NSC proposes, effective upon the consummation of the White/NSC Offer, to cause its subsidiary, Atlantic Acquisition Corporation, a Pennsylvania corporation ("Atlantic") to cause 8,200,000 shares of Common Stock to be transferred from a voting trust currently governed by an "Amended and Restated Voting Trust Agreement" dated as of February 10, 1997, as Amended and Restated as of February 18, 1997, to which NSC, Atlantic and First American National Bank are parties, to the Trustee hereunder, to be held as Trust Stock hereunder.

                 WHEREAS, Parent and Acquiror wish (and are obligated pursuant to the Merger Agreement), simultaneously with the acceptance for payment of Acquired Shares pursuant to the Tender Offer (including the White/NSC Offer), the Merger, or otherwise to deposit such Shares of Common Stock in an independent, irrevocable voting trust, pursuant to the rules of the Surface Transportation Board (the "STB"), in order to avoid any allegation or assertion that the Parent or the Acquiror is controlling or has the power to control the Company prior to the receipt of any required STB approval or exemption;

                 WHEREAS, Parent, Acquiror and the Trustee wish to amend the Original Voting Trust Agreement to reflect the CSX/NS Agreement [(and no consent of the Company is necessary to effect such amendment),] [(and the Company has consented to such amendment)] and to add as parties to the Original Voting Trust Agreement NSC and LLC, and Parent, Acquiror, NSC, LLC and the Trustee wish to further restate the Voting Trust Agreement as so amended;

                 WHEREAS, the parties intend that, prior to the authorization and approval of the STB, neither Parent, NSC, LLC nor Acquiror nor any of their affiliates shall control the Company and the Company shall not have as a director any officer, director, nominee or representative of the Parent, the Acquiror or any of their affiliates;

                 WHEREAS, the holder of all outstanding Trust Certificates has assented to such amendment of the Original Voting Trust Agreement, and all requirements for the amendment of the Original Voting Trust Agreement contained therein have been satisfied;

                 WHEREAS, this Amended and Restated Voting Trust Agreement (hereinafter, this "Trust Agreement") shall be binding on the parties from and after its execution, but shall become effective only as set forth in Paragraph 24 hereof;

                 WHEREAS, neither the Trustee nor any of its affiliates has any officers or board members in common or any direct or indirect business arrangements or dealings (as described in Paragraph 9 hereof) with the Parent, the Acquiror, NSC or LLC or any of their affiliates; and

                 WHEREAS, the Trustee is willing to continue to act as voting trustee pursuant to the terms of this Trust Agreement and the rules of the STB.

                 NOW THEREFORE, the parties hereto agree as follows:

                 1. CREATION OF TRUST -- The Parent, the Acquiror, NSC and LLC hereby appoint Deposit Guaranty National Bank as Trustee hereunder, and Deposit Guaranty National Bank hereby accepts said appointment and agrees to act as Trustee under this Trust Agreement as provided herein.

                 2. TRUST IS IRREVOCABLE -- This Trust Agreement and the nomination of the Trustee during the term of the trust shall be irrevocable by the Parent, the Acquiror, NSC and LLC and their affiliates and shall terminate only in accordance with, and to the extent of, the provisions of Paragraphs 8 and 14 hereof.

                 3. DEPOSIT OF TRUST STOCK -- The Parent, the Acquiror, NSC and LLC agree that, simultaneously with acceptance of Acquired Shares purchased pursuant to the White/NSC Offer, the Acquiror will direct the depositary for the White/NSC Offer to transfer to the Trustee any such Acquired Shares purchased pursuant to the White/NSC Offer. The Parent, the Acquiror, NSC and LLC also agree that simultaneously with receipt, acquisition or purchase of any additional shares of Common Stock by either of them, directly or indirectly, or by any of their affiliates, they will transfer to the Trustee the certificate or certificates for such shares. NSC agrees that upon the consummation of the White/NSC Offer it will cause Atlantic to transfer, or to cause to be transferred, certificates for the 8,200,000 shares of Common Stock currently held by First American National Bank as voting trustee to the Trustee. All 17,775,125 shares of Common Stock which have been deposited with the Trustee and are being held under the Original Voting Trust Agreement shall continue to be held under this Voting Trust Agreement. The Parent, the Acquiror, NSC and LLC also agree that simultaneously with the receipt by them or by any of their affiliates of any shares of common stock or other voting stock of the Company upon the effectiveness of the Merger, they will transfer to the Trustee the certificate or certificates for such shares. All such certificates shall be duly endorsed or accompanied by proper instruments duly executed for transfer thereof to the Trustee or otherwise validly and properly transferred, and shall be exchanged for one or more Voting Trust Certificates substantially in the form attached hereto as Exhibit A (the "Trust Certificates"), with the blanks therein appropriately filled in and with such Trust Certificates to be issued in the name of the Acquiror. Voting Trust Certificates executed in the form attached to the Original Voting Trust Agreement as Exhibit A shall continue to be valid and obligatory and shall, from and after the effectiveness of this instrument, be deemed in every respect to be Trust Certificates executed and delivered under this instrument. All shares of Common Stock and all other shares of common stock or other voting securities at any time delivered to the Trustee hereunder are called the "Trust Stock." The Trustee shall present to the Company all certificates representing Trust Stock for surrender and cancellation and for the issuance and delivery to the Trustee of new certificates registered in the name of the Trustee or its nominee.

                 4. POWERS OF TRUSTEE -- The Trustee shall be present, in person or represented by proxy, at all annual and special meetings of shareholders of the Company so that all Trust Stock may be counted for the purposes of determining the presence of a quorum at such meetings. Parent and Acquiror agree, and the Trustee acknowledges, that the Trustee shall not participate in or interfere with the management of the Company and shall take no other actions with respect to the Company except in accordance with the terms hereof. The Trustee shall exercise all voting rights in respect of the Trust Stock to approve and effect the Merger, and in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of, the Parent, Acquiror's, NSC's and LLC's acquisition of the Company, pursuant to the Merger Agreement and the CSX/NS Agreement, and without limiting the generality of the foregoing, if there shall be with respect to the Board of Directors of the Company an "Election Contest" as defined in the Proxy Rules of the Securities and Exchange Commission ("SEC"), in which one slate of nominees shall support the effectuation of the Merger and the transactions contemplated by the CSX/NS Agreement and another slate oppose it, then the Trustee shall vote in favor of the slate supporting the effectuation of the Merger and the transactions contemplated by the CSX/NS Agreement. In addition, for so long as the Merger Agreement is in effect, the Trustee shall exercise all voting rights in respect of the Trust Stock, to cause any other proposed merger, business combination or similar transaction (including, without limitation, any consolidation, sale or purchase of assets, reorganization, recapitalization, liquidation or winding up of or by the Company) involving the Company, but not involving both the Parent or one of its subsidiaries or affiliates and NSC or one of its subsidiaries or affiliates (otherwise than in connection with a disposition pursuant to Paragraph 8), not to be effected. In addition, the Trustee shall exercise all voting rights in respect of the Trust Stock in favor of any proposal or action necessary or desirable to dispose of Trust Stock in accordance with Paragraph 8 hereof. Except as provided in the three immediately preceding sentences, the Trustee shall vote all shares of Trust Stock with respect to all matters, including without limitation the election or removal of directors, voted on by the shareholders of the Company (whether at a regular or special meeting or pursuant to a unanimous written consent) in the same proportion as all shares of Common Stock (other than Trust Stock) are voted with respect to such matters; provided that, except as provided in the three immediately preceding sentences, from and after the effectiveness of the Merger, the Trustee shall vote all shares of Trust Stock in accordance with the instructions of a majority of the persons who are currently the directors of the Company and their nominees as successors and who shall then be directors of the Company, except that the Trustee shall not vote the Trust Stock in favor of taking or doing any act which violates the Merger Agreement or would violate the CSX/NS Agreement or impede its performance or which if taken or done prior to the consummation of the Merger would have been a violation of the Merger Agreement; and except further that if there shall be no such persons qualified to give such instructions hereunder, or if a majority of such persons refuse or fail to give such instructions, then the Trustee shall vote the Trust Stock in its sole discretion, having due regard for the interests of the holders of Trust Certificates as investors in the stock of the Company, determined without reference to such holders' interests in railroads other than the subsidiaries of the Company. In exercising its voting rights in accordance with this Paragraph 4, the Trustee shall take such actions at all annual, special or other meetings of stockholders of the Company or in connection with any and all consents of shareholders in lieu of a meeting.

                 5. FURTHER PROVISIONS CONCERNING VOTING OF TRUST STOCK -- The Trustee shall be entitled and it shall be its duty to exercise any and all voting rights in respect of the Trust Stock either in person or by proxy, as herein provided (including without limitation Paragraphs 4 and 8(b) hereof), unless otherwise directed by the STB or a court of competent jurisdiction. Subject to Paragraph 4, the Trustee shall not exercise the voting powers of the Trust Stock in any way so as to create any dependence or intercorporate relationship between (i) any or all of the Parent, Acquiror, NSC, LLC and their affiliates, on the one hand, and (ii) the Company or its affiliates, on the other hand. The term "affiliate" or "affiliates" wherever used in this Trust Agreement shall have the meaning specified in Section 11323(c) of Title 49 of the United States Code, as amended. The Trustee shall not, without the prior approval of the STB of such action, vote the Trust Stock to elect any officer, director, nominee or representative of the Parent, the Acquiror, NSC or LLC or their affiliates as an officer or director of the Company or of any affiliate of the Company. The Trustee shall be kept informed respecting the business operations of the Company by means of the financial statements and other public disclosure documents periodically filed by the Company and affiliates of the Company with the SEC and the STB, and by means of information respecting the Company contained in such statements and other documents filed by the Parent with the SEC and the STB, copies of which shall be promptly furnished to the Trustee by the Company or the Parent, as the case may be, and the Trustee shall be fully protected in relying upon such information. Notwithstanding the foregoing provisions of this Paragraph 5 or any other provision of this Agreement, however, the registered holder of any Trust Certificate may at any time with the prior written approval of the Company -- but only with the prior written approval of the STB -- instruct the Trustee in writing to vote the Trust Stock represented by such Trust Certificate in any manner, in which case the Trustee shall vote such shares in accordance with such instructions.

                 6. TRANSFER OF TRUST CERTIFICATES -- The Trust Certificates shall be transferable on the books of the Trustee by the registered holder upon the surrender thereof properly assigned, in accordance with rules from time to time established for that purpose by the Trustee. Until so transferred, the Trustee may treat the registered holder as owner for all purposes. Each transferee of a Trust Certificate issued hereunder shall, by his acceptance thereof, assent to and become a party to this Trust Agreement, and shall assume all attendant rights and obligations. Any such transfer in violation of this Paragraph 6 shall be null and void. When this instrument becomes effective, out of the Trust Certificates theretofore issued to Acquiror, a Trust Certificate for 100 shares of Common Stock shall be transferred to Parent.

                 7. DIVIDENDS AND DISTRIBUTIONS -- Pending the termination of this Trust as hereinafter provided, the Trustee shall, immediately following the receipt of each cash dividend or cash distribution as may be declared and paid upon the Trust Stock, pay the same over to the Acquiror or to or as directed by the holders of the Trust Certificates hereunder as then appearing on the books of the Trustee (to the extent of their respective interests if the Acquiror is not such holder). The Trustee shall receive and hold dividends and distributions other than cash upon the same terms and conditions as the Trust Stock and shall issue Trust Certificates representing any new or additional securities that may be paid as dividends or otherwise distributed upon the Trust Stock to the registered holders of Trust Certificates in proportion to their respective interests.

                 8. DISPOSITION OF TRUST STOCK; TERMINATION OF TRUST -- (a) This Trust is accepted by the Trustee subject to the right hereby reserved by the holders of Trust Certificates at any time to direct the sale or other disposition of the whole or any part of the Trust Stock represented by such certificates, but only as permitted by subparagraph (e) below, whether or not an event described in subparagraph (b) below has occurred. The Trustee shall take all actions reasonably requested by the holders of Trust Certificates (including, without limitation, exercising all voting rights in respect of Trust Stock) in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of or with respect to any proposed sale or other disposition of the whole or any part of the Trust Stock by the holders of Trust Certificates that is otherwise permitted pursuant to this Paragraph 8, including, without limitation, in connection with the exercise of any of its registration rights under any agreement with the Company. The Trustee shall be entitled to rely on a certification from any holder of Trust Certificates, signed by its President or one of its Vice Presidents and under its corporate seal (if a corporation), that a disposition of the whole or any part of the Trust Stock represented by such certificates is being made in accordance with the requirements of subparagraph (e) below. In the event of a permitted sale of Trust Stock by the Acquiror, the Trustee shall, to the extent the consideration therefor is payable to or controllable by the Trustee, promptly pay, or cause to be paid, upon the order of the Acquiror the net proceeds of such sale to the registered holders of the Trust Certificates in proportion to their respective interests. It is the intention of this Paragraph that no violation of 49 U.S.C. section 11323 will result from a termination of this Trust.

                 (b) In the event the STB Approval shall have been granted, then immediately upon the direction of the holders of a majority in interest of the Trust Certificates, and the delivery of a certified copy of such order of the STB or other governmental authority with respect thereof, or, in the event that Subtitle IV of Title 49 of the United States Code, or other controlling law, is amended to allow the Acquiror, Parent and NSC or their affiliates to acquire control of the Company without obtaining STB or other governmental approval, upon delivery of an opinion of independent counsel selected by the Trustee that no order of the STB or other governmental authority is required, the Trustee shall either (x) transfer to or upon the order of the holder or holders of Trust Certificates hereunder as then appearing on the records of the Trustee, its right, title and interest in and to all of the Trust Stock then held by it (or such portion as is represented by the Trust Certificates in the case of such an order by less than all of such holders) in accordance with the terms, conditions and agreements of this Trust Agreement and not theretofore transferred by it as provided in subparagraph (a) hereof, or (y) if shareholder approval has not previously been obtained for the Merger, vote the Trust Stock in favor of the Merger, and upon any such transfer of all of the Trust Stock, or any such merger following such STB approval or law amendment permitting control without governmental approval, this Trust shall cease and come to an end.

                 (c) In the event that (i) the STB Approval shall not have been obtained by December 31, 1998, or (ii) there shall have been an STB Denial, Parent, NSC, Acquiror and LLC shall use their best efforts to sell the Trust Stock during a period of two years after such date or STB Denial, or such extension of that period as the STB shall approve. Any such disposition shall be subject to the requirements of subparagraph (e) below, and to any jurisdiction of the STB to oversee the divestiture of the Trust Stock. At all times, the Trustee shall continue to perform its duties under this Trust Agreement and, should Parent, NSC, Acquiror and LLC be unsuccessful in their efforts to sell or distribute the Trust Stock during the period referred to, the Trustee shall then as soon as practicable, and subject to the requirements of subparagraph (e) below, sell the Trust Stock for cash to eligible purchasers in such manner and for such price as the Trustee in its discretion shall deem reasonable after consultation with Parent, NSC, Acquiror and LLC. (An "eligible purchaser" hereunder shall be a person or entity that is not affiliated with Parent, NSC, Acquiror and LLC and which has all necessary regulatory authority, if any, to purchase the Trust Stock.) Parent, NSC, Acquiror and LLC agree to cooperate with the Trustee in effecting such disposition and the Trustee agrees to act in accordance with any direction made collectively by Parent, NSC, Acquiror and LLC as to any specific terms or method of disposition, to the extent not inconsistent with any of the terms of this Trust Agreement, including subparagraph (e) below, and with the requirements of the terms of any STB or court order. The proceeds of the sale shall be distributed to or upon the order of the holder or holders of the Trust Certificates hereunder as then known to the Trustee. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before paying to the holder its share of the proceeds. Upon disposition of all the Trust Stock pursuant to this paragraph 8(c), this Trust shall cease and come to an end.

                 (d) Unless sooner terminated pursuant to any other provision herein contained, this Trust Agreement shall terminate on December 31, 2016, and may be extended by the parties hereto, so long as no violation of 49 U.S.C.
section 11323 will result from such termination or extension. All Trust Stock and any other property held by the Trustee hereunder upon such termination shall be distributed to or upon the order of the holders of Trust Certificates. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before the release or transfer of the stock interests evidenced thereby.

                 (e) Any disposition of Trust Stock under this paragraph 8 or otherwise hereunder shall be made subject to any order of the STB pursuant to any of its jurisdiction, and the Trustee shall be entitled to rely on a certificate of Parent and NSC that any person or entity to whom the Trust Stock is disposed is not an affiliate of the Parent or of NSC and has all necessary regulatory authority, if any is necessary, to purchase such Trust Stock. The Trustee shall promptly inform the STB of any transfer or disposition of Trust Stock pursuant to this Paragraph 8. Upon the transfer of all of the Trust Stock pursuant to this Paragraph 8, this Trust shall cease and come to an end.

                 (f) Except as expressly provided in this Paragraph 8, the Trustee shall not dispose of, or in any way encumber, the Trust Stock, and any transfer, sale or encumbrance in violation of the foregoing shall be null and void.

                 (g) As used in this Paragraph 8 and elsewhere in this Agreement, the terms "STB Approval" and "STB Denial" shall not have the meanings given to them in the Merger Agreement but shall have the following meanings:

                 "STB APPROVAL" means the issuance by the STB of a decision, which decision shall become effective and which decision shall not have been stayed or enjoined, that (A) constitutes a final agency action approving, exempting or otherwise authorizing the acquisition of control over the Company's railroad operations by Parent and NSC and the other transactions contemplated by the CSX/NSC Agreement and (B) does not (1) change or disapprove of the consideration to be given in the Merger or other material provisions of
Article II of the Merger Agreement or (2) unless Parent and NSC choose to assume control despite such conditions, impose on Parent, NSC, the Company or any of their respective subsidiaries any other terms or conditions (including, without limitation, labor protective provisions but excluding conditions heretofore imposed by the Interstate Commerce Commission in New York Dock Railway-- Control--Brooklyn Eastern District, 360 I.C.C. 60 (1979)), other than those proposed by the applicants, that materially and adversely affect the long-term benefits expected to be received by Parent and NSC from the transactions contemplated by the Merger Agreement and the CSX/NS Agreement.

                 "STB DENIAL" means (i) STB Approval shall not have been obtained by December 31, 1998 or (ii) the STB shall have, by an order which shall have become final and no longer subject to review by the courts, either
(x) refused to approve the control and other transactions which are referred to in clause (A) of the definition of STB Approval or (y) approved such acquisition of control and other transactions subject to conditions that cause such approval not to constitute STB Approval.

                 9. INDEPENDENCE OF THE TRUSTEE -- Neither the Trustee nor any affiliate of the Trustee may have now, or at any time during the duration of this Trust Agreement (i) any officers, or members of their respective boards of directors, in common with the Acquiror, the Parent, NSC, LLC or any affiliate of any of them, or (ii) any direct or indirect business arrangements or dealings, financial or otherwise, with the Acquiror, the Parent, NSC, LLC or any affiliate of either, other than dealings pertaining to the establishment and carrying out of this voting trust. Mere investment in the stock or securities of NSC or the Parent or the Acquiror or any affiliate of any of them by the Trustee, short of obtaining a controlling interest, will not be considered a proscribed business arrangement or dealing, but in no event shall any such investment by the Trustee in voting securities of the Acquiror, the Parent, NSC, LLC or their affiliates exceed five percent of their outstanding voting securities and in no event shall the Trustee hold a proportion of such voting securities so substantial as to permit the Trustee in any way to control or direct the affairs of the Acquiror, the Parent, NSC, LLC or their affiliates. Neither the Acquiror, the Parent, NSC, LLC, nor their affiliates shall purchase the stock or securities of the Trustee or any affiliate of the Trustee.

                 10. COMPENSATION OF THE TRUSTEE -- The Trustee shall be entitled to receive reasonable and customary compensation for all services rendered by it as Trustee under the terms hereof and said compensation to the Trustee, together with all counsel fees, taxes, or other expenses reasonably incurred hereunder, shall be promptly paid by the Acquiror or the Parent.

                 11. TRUSTEE MAY ACT THROUGH AGENTS -- The Trustee may at any time or from time to time appoint an agent or agents and may delegate to such agent or agents the performance of any administrative duty of the Trustee.

                 12. CONCERNING THE RESPONSIBILITIES AND INDEMNIFICATION OF THE TRUSTEE -- The Trustee shall not be liable for any mistakes of fact or law or any error of judgment, or for any act or omission, except as a result of the Trustee's willful misconduct or gross negligence. The Trustee shall not be answerable for the default or misconduct of any agent or attorney appointed by it in pursuance hereof if such agent or attorney has been selected with reasonable care. The duties and responsibilities of the Trustee shall be limited to those expressly set forth in this Trust Agreement. The Trustee shall not be responsible for the sufficiency or the accuracy of the form, execution, validity or genuineness of the Trust Stock, or of any documents relating thereto, or for any lack of endorsement thereon, or for any description therein, nor shall the Trustee be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such Trust Stock or document or endorsement or this Trust Agreement, except for the execution and delivery of this Trust Agreement by this Trustee. The Acquiror, the Parent, NSC and LLC agree that they will at all times protect, indemnify and save harmless the Trustee, its directors, officers, employees and agents from any loss, cost or expense of any kind or character whatsoever in connection with this Trust except those, if any, growing out of the gross negligence or willful misconduct of the Trustee, and will at all times themselves undertake, assume full responsibility for, and pay all costs and expense of any suit or litigation of any character, including any proceedings before the STB, with respect to the Trust Stock or this Trust Agreement, and if the Trustee shall be made a party thereto, the Acquiror, the Parent, NSC or LLC will pay all costs and expenses, including reasonable counsel fees, to which the Trustee may be subject by reason thereof; provided, however, that the Acquiror, the Parent, NSC and LLC shall not be responsible for the cost and expense of any suit that the Trustee shall settle without first obtaining their written consent. The Trustee may consult with counsel and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or omitted or suffered by the Trustee hereunder in good faith and in accordance with such opinion.

                 13. TRUSTEE TO GIVE ACCOUNT TO HOLDERS -- To the extent requested to do so by the Acquiror or any registered holder of a Trust Certificate, the Trustee shall furnish to the party making such request full information with respect to (i) all property theretofore delivered to it as Trustee, (ii) all property then held by it as Trustee, and (iii) all actions theretofore taken by it as Trustee.

                 14. RESIGNATION, SUCCESSION, DISQUALIFICATION OF TRUSTEE -- The Trustee, or any trustee hereafter appointed, may at any time resign by giving forty-five days' written notice of resignation to the Parent, NSC and the STB. The Parent and NSC shall at least fifteen days prior to the effective date of such notice appoint a successor trustee which shall (i) satisfy the requirements of Paragraph 9 hereof and (ii) be a corporation organized and doing business under the laws of the United States or of any State thereof and authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority. If no successor trustee shall have been appointed and shall have accepted appointment at least fifteen days prior to the effective date of such notice of resignation, the resigning Trustee may petition any competent authority or court of competent jurisdiction for the appointment of a successor trustee. Upon written assumption by the successor trustee of the Trustee's powers and duties hereunder, a copy of the instrument of assumption shall be delivered by the Trustee to the Parent, Acquiror, NSC and LLC and the STB and all registered holders of Trust Certificates shall be notified of its assumption, whereupon the Trustee shall be discharged of the powers and duties of the Trustee hereunder and the successor trustee shall become vested with such powers and duties. In the event of any material violation by the Trustee of the terms and conditions of this Trust Agreement, the Trustee shall become disqualified from acting as trustee hereunder as soon as a successor trustee shall have been selected in the manner provided by this paragraph.

                 15. AMENDMENT -- This Trust Agreement may from time to time be modified or amended by agreement executed by the Trustee, the Acquiror, the Parent, NSC and LLC and all registered holders of the Trust Certificates

(i) pursuant to an order of the STB, (ii) with the prior approval of the STB,
(iii) in order to comply with any order of the STB or (iv) upon receipt of an opinion of counsel satisfactory to the Trustee and the holders of Trust Certificates that an order of the STB approving such modification or amendment is not required and that the amendment is consistent with the STB's regulations regarding voting trusts.

                 16. GOVERNING LAW; POWERS OF THE STB -- The provisions of this Trust Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of New York, except that to the extent any provision hereof may be found inconsistent with subtitle IV, title 49, United States Code or regulations promulgated thereunder, such statute and regulations shall control and such provision hereof shall be given effect only to the extent permitted by such statute and regulations. In the event that the STB shall, at any time hereafter by final order, find that compliance with law requires any other or different action by the Trustee than is provided herein, the Trustee shall act in accordance with such final order instead of the provisions of this Trust Agreement.

                 17. COUNTERPARTS -- This Trust Agreement is executed in six counterparts, each of which shall constitute an original, and one of which shall be held by each of the Parent, the Acquiror, NSC and LLC, and the other two shall be held by the Trustee, one of which shall be subject to inspection by holders of Trust Certificates on reasonable notice during business hours.

                 18. FILING WITH THE STB -- A copy of this Agreement and any amendments or modifications thereto shall be filed with the STB by the Acquiror.

                 19. SUCCESSORS AND ASSIGNS -- This Trust Agreement shall be binding upon the successors and assigns to the parties hereto, including without limitation successors to the Acquiror, the Parent, NSC or LLC by merger, consolidation or otherwise.

                 20. SUCCESSION OF FUNCTIONS -- The term "STB" includes any successor agency or governmental department that is authorized to carry out the responsibilities now carried out by the STB with respect to the consideration of the consistency with the public interest of rail mergers and combinations, the regulation of voting trusts in respect of the acquisition of securities of rail carriers or companies controlling them, and the exemption of approved rail mergers and combinations from the antitrust laws.

                 21. NOTICES -- Any notice which any party hereto may give to the other hereunder shall be in writing and shall be given by hand delivery, or by first class registered mail, or by overnight courier service, or by facsimile transmission confirmed by one of the aforesaid methods, sent,

                 If to Parent:

                 CSX Corporation
                 One James Center
                 901 East Cary Street
                 Richmond, Virginia  23219

                 Attention:  General Counsel

                 With a required copy to:

                 Dennis G. Lyons, Esq.
                 Arnold & Porter
                 555 Twelfth Street, N.W.
                 Washington, D.C.  20004-1202

                 If to NSC:

                 Norfolk Southern Corporation
                 Three Commercial Place
                 Norfolk, Virginia  23510-2191

                 Attention:  General Counsel

                 With a required copy to:

                 Richard A. Allen, Esq.
                 Zuckert, Scoutt & Rasenberger, L.L.P.
                 888 Seventeenth Street, N.W.
                 Suite 600
                 Washington, D.C.  20006-3939

                 If to LLC or to Acquiror, by sending such notice to each of Parent and NSC at their addresses given in this paragraph 21 and with copies as there provided.

                 If to the Trustee, to:

                 Deposit Guaranty National Bank
                 One Deposit Guaranty Plaza,
                 8th Floor
                 Jackson, Mississippi  39201

                 Attention:  Corporate Trust Department

                 With a required copy to:

                 Deposit Guaranty National Bank
                 c/o Commercial National Bank In Shreveport
                 333 Texas Street
                 Shreveport, LA  71101

                 Attention:  Corporate Trust Department


And if to the holders of Trust Certificates, to them at their addresses as shown on the records maintained by the Trustee.

                 22. REMEDIES -- Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to an order compelling specific performance of this Agreement in any action instituted in any state or federal court sitting in New

York, New York. Each party hereto consents to personal jurisdiction in any such action brought in any state or federal court sitting in New York, New York.

                 23. CONCERNING THE HOLDERS OF TRUST CERTIFICATES -- Each reference to the rights or powers of holders of the Trust Certificates as such to give directions with respect to the disposition of the Trust Shares, or the earnings or income thereon, or with respect to any other matter with respect to the Trust Shares, if such rights or powers are exercised by fewer than all of such holders or relate to fewer than all of them, shall be deemed to relate only, as the case may be, to such rights or powers only to the extent of the number of Trust Shares represented by the Trust Certificates of the holders giving such instruction or direction.

                 24. EFFECTIVENESS -- This Agreement shall be binding on the parties hereto from and after its execution and delivery, but except as specified in this Paragraph 24 none of the provisions hereof shall come into effect until the time of consummation of the White/NSC Offer and only if the CSX/NS Agreement shall remain in full force and effect at that time (but the Trustee shall assume that it remains in full force and effect absent notice in writing from either Parent or NS); and the shares of Common Stock acquired in the White/NSC Offer shall be deposited in the Voting Trust as so governed by this Amended and Restated Voting Trust Agreement upon its effectiveness; but notwithstanding the foregoing provisions as to effectiveness, no amendment may be made to the Voting Trust Agreement from and after the execution and delivery of this Agreement which would cause this instrument not to come into effect as provided in this Paragraph 24, or would in any manner impede its coming into effect as contemplated by this Paragraph 24, as a complete amendment and restatement of the Voting Trust Agreement.

                 IN WITNESS WHEREOF, CSX Corporation, Green Acquisition Corp., Norfolk Southern Corporation and _______ LLC have caused this Amended and Restated Trust Agreement to be executed by their authorized officers and their corporate seals to be affixed, attested by their Secretaries or Assistant Secretaries, and Deposit Guaranty National Bank has caused this Amended and Restated Trust Agreement to be executed by its authorized officer or agent and its corporate seal to be affixed, attested to by its Secretary or one of its Assistant Secretaries or other authorized agent, all as of the day and year first above written.

Attest:                                 CSX CORPORATION


                                        By
-----------------------------             ------------------------------------
Secretary

Attest:                                 GREEN ACQUISITION CORP.


                                        By
-----------------------------             ------------------------------------
Secretary


Attest:                                 NORFOLK SOUTHERN CORPORATION


                                        By
-----------------------------             ------------------------------------
Secretary

ATTEST:                                                                    LLC
                                        -----------------------------------

                                        By
-----------------------------             ------------------------------------
Secretary


Attest:                                 DEPOSIT GUARANTY NATIONAL BANK


                                        By
-----------------------------             ------------------------------------

No.                                                                    EXHIBIT A
    ----------                                                            Shares
                                                                   -------

                            VOTING TRUST CERTIFICATE
                                      FOR
                                  COMMON STOCK
                                       of
                                  CONRAIL INC.
                         INCORPORATED UNDER THE LAWS OF
                           THE STATE OF PENNSYLVANIA

                 THIS IS TO CERTIFY that ________ will be entitled, on the surrender of this Certificate, to receive on the termination of the Voting Trust Agreement hereinafter referred to, or otherwise as provided in Paragraph 8 of said Voting Trust Agreement, a certificate or certificates for ________ shares of the Common Stock, $1.00 par value, of Conrail Inc., a Pennsylvania corporation (the "Company"). This Certificate is issued pursuant to, and the rights of the holder hereof are subject to and limited by, the terms of an Amended and Restated Voting Trust Agreement, dated as of April __, 1997, executed by CSX Corporation, a Virginia corporation, Norfolk Southern Corporation, a Virginia corporation, ________ LLC, a limited liability company organized under the laws of ________ ________, Green Acquisition Corp., a Pennsylvania corporation, and Deposit Guaranty National Bank, as Trustee (as it may be amended from time to time, the "Voting Trust Agreement"), a copy of which Voting Trust Agreement is on file in the office of said Trustee at One Deposit Guaranty Plaza, 8th Floor, Jackson, Mississippi 39201 and open to inspection of any stockholder of the Company and the holder hereof. The Voting Trust Agreement, unless earlier terminated (or extended) pursuant to the terms thereof, will terminate on December 31, 2016, so long as no violation of 49 U.S.C. section 11323 will result from such termination.

                 The holder of this Certificate shall be entitled to the benefits of said Voting Trust Agreement, including the right to receive payment equal to the cash dividends, if any, paid by the Company with respect to the number of shares represented by this Certificate.

                 This Certificate shall be transferable only on the books of the undersigned Trustee or any successor, to be kept by it, on surrender hereof by the registered holder in person or by attorney duly authorized in accordance with the provisions of said Voting Trust Agreement, and until so transferred, the Trustee may treat the registered holder as the owner of this Voting Trust Certificate for all purposes whatsoever, unaffected by any notice to the contrary.

                 By accepting this Certificate, the holder hereof assents to all the provisions of, and becomes a party to, said Voting Trust Agreement.

                 IN WITNESS WHEREOF, the Trustee has caused this Certificate to be signed by its officer duly authorized.


Dated:                                  DEPOSIT GUARANTY NATIONAL BANK


                                        By
                                          --------------------------------------
                                                    Authorized Officer

                   [FORM OF BACK OF VOTING TRUST CERTIFICATE]


                 FOR VALUE RECEIVED ___________________ hereby sells, assigns, and transfers unto ____________ the within Voting Trust Certificate and all rights and interests represented thereby, and does hereby irrevocably constitute and appoint ________ Attorney to transfer said Voting Trust Certificate on the books of the within mentioned Trustee, with full power of substitution in the premises.


                                              --------------------------------
Dated:

In the Presence of:



----------------------------------